Exhibit 99.1
Renegy Executes Agreement for Tax Equity Financing and Announces Restructuring Plans
TEMPE, Ariz., Jan 2, 2009 (GlobeNewswire via COMTEX News Network) — Renegy Holdings, Inc. (Renegy) (Nasdaq:RNGY), a renewable energy company engaged in biomass power generation utilizing wood waste as a primary fuel source, today announced that it has executed an agreement to secure $12.3 million of tax equity financing from an institutional equity investor in exchange for a partial interest in its 24 megawatt Snowflake biomass power generation facility. The tax equity investment, which is expected to close in mid-January, will provide the investor with access to the federal production tax credits, depreciation benefits and certain cash flows that will be generated by Renegy’s Snowflake plant over the next 10 years. Renegy also announced plans to downsize the number of its employees by 47% and restructure its business with the objective of positioning the Company to fully fund its operations through future cash flows generated by the Snowflake plant.
“Closing this financing transaction will allow us to monetize the tax attributes of our Snowflake plant that we are unable to take advantage of today, and apply these funds toward improving our financial outlook as we move into 2009,” stated Bob Worsley, Chairman and CEO of Renegy.
The closing of the transaction is contingent upon approval of the Federal Energy Regulatory Commission, and upon term conversion of the Company’s project debt with CoBank. CoBank has agreed to term conversion, subject to the establishment of a debt service reserve (DSR) in the approximate amount of $2.76 million. Comerica Bank is expected to issue a letter of credit in such amount for the account of the Company in order to satisfy the DSR requirement, and Mr. Worsley has agreed with the Company to reimburse Comerica directly for any amounts drawn on the letter of credit.
Meridian Investments, Inc. acted as the exclusive investment advisor to Renegy in managing the tax equity transaction. Renegy plans to use funds from the tax equity investment to:
•	Repay all funds borrowed under its line of credit with Comerica Bank;

•	Fund final outstanding construction and start-up costs associated with completion of the Snowflake facility;

•	Fund certain cash reserve accounts; and

•	Pay severance and other costs associated with executing its restructuring plans.
Renegy’s restructuring plans call for significant cost cutting measures that include substantially decreasing its corporate overhead, reducing its business development activities until conditions in the capital and credit markets improve, and narrowing the scope of its operations to focus on operating its Snowflake plant. As part of these initiatives, the Company is pursuing a reduction in force focused primarily on corporate and administrative personnel, including certain executive officer and other senior management positions. By early January, Renegy plans to reduce its workforce to a total of 48 employees, of which seven employees will constitute its corporate staff, representing a 47% reduction in force compared with 90 employees at September 30, 2008. Additional layoffs may ensue during the first quarter of 2009. Staff reductions are being carefully targeted to maintain focus and minimize any impact on the continued operations of the Company’s Snowflake plant and its associated fuel aggregation business.
Additionally, as part of its restructuring activities, the Company is actively pursuing a strategy that will enable it to deregister its common stock and delist from the NASDAQ Capital Market in order to terminate its associated reporting obligations with the Securities and Exchange Commission and eliminate the significant costs of being a listed public reporting company.
In connection with the actions announced today, the Company expects to record restructuring charges of approximately $2.0 million, the majority of which will be recorded in the first quarter of 2009. The Company anticipates there will be additional future costs relating to the continued evaluation of its business and its goal of further reducing expenses. To help minimize the costs associated with its restructuring activities, Renegy’s senior executives have agreed to modifications of their employment agreements providing for both a reduction in and deferral of severance compensation. Further, President and Chief Operating Officer Hugh Smith, Chief Financial Officer Rob Zack and Senior Vice President, Business Development & Public Affairs Scott Higginson will all move to a part-time status with the Company effective January 3, 2009, with the intent of phasing out their positions over the next few months. The remaining corporate staff has begun to assume the responsibilities of these positions. Renegy also terminated its corporate headquarters lease effective December 31, 2008 to further reduce operating expenses, and is returning to a smaller office located in Mesa, Arizona.
“Our corporate infrastructure had been established to position the Company for rapid growth in the biomass power generation industry using access to the capital and credit markets to execute our vision,” commented Worsley. “However, turbulent conditions in the financial markets over the course of 2008 negatively impacted our ability to secure the funding necessary to pursue our planned growth strategy and maintain our overhead costs. As a result, we are taking aggressive steps to significantly downsize our operations and position the Company to become a self-sustaining business with the cash flow generated by our Snowflake plant. While these decisions are never easy, especially when layoffs ensue, we believe we are taking the appropriate actions to reduce our losses and preserve the cash flow necessary for us to weather this difficult economic environment.”
Renegy believes the actions it is taking will strengthen its Snowflake power generating asset and contribute to the plant’s continued success. Renegy also plans to continue exploring other strategic alternatives for the business, including a potential sale of the Company.
About Renegy
Renegy, based in Tempe, Arizona, is a renewable energy company engaged in biomass power generation utilizing wood waste as a primary fuel source. Renegy’s current biomass power generating assets include a 24 MW facility near Snowflake, Arizona that commenced commercial operations in June 2008, and an idle 13 MW biomass plant in Susanville, California. Renegy’s other business activities include an established fuel aggregation and wood products division, which collects and transports forest thinnings and woody waste biomass fuel to its power plants, and which sells logs, lumber, shaved wood products and other high value wood by-products to provide additional value to its primary business operations. Find Renegy on the Worldwide Web at www.renegy.com.
This news release contains forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, the prospects and timing associated with closing the $12.3 million tax equity transaction; the expectation that Comerica Bank will issue a letter of credit for the account of the Company in order to satisfy the CoBank DSR requirement; Renegy’s plans to downsize and restructure its operations; the amount of headcount reductions and associated timing of such reductions; the Company’s intentions and ability to carefully target staff reductions and the effect of such plans and intentions on the operations of its Snowflake plant and associated fuel aggregation business; the Company’s ability to significantly reduce its losses and preserve the capital necessary to become a self-sustaining Company funded by the cash flows of its Snowflake plant; estimated restructuring charges; the prospects associated with pursuing a strategy to deregister its common stock and eliminate its public company costs; and the prospects associated with consummating a sale of the Company. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, among others, the risk of unanticipated events that could impact Renegy’s ability to successfully close the tax equity financing transaction; the risk of delays associated with closing the tax equity transaction and securing the $12.3 million of funding; the risks associated with Renegy’s ability to execute its restructuring plans and associated headcount reductions on a timely basis; the ability of the Company to meet and achieve the benefits of its cost reduction goals; the risk that the Company’s cost reduction goals may impair its ability to operate its business effectively, which could negatively impact the operations of its Snowflake plant; the risk that execution of Renegy’s restructuring plans will not provide sufficient cost savings for the Company to maintain viability; the risk that Renegy will be unable to secure additional financing or achieve additional cost reductions necessary to continue as a going concern; that there may be unanticipated technical, commercial or other setbacks related to the operation of the Company’s Snowflake plant, which could reduce the anticipated revenues and cash flows generated by the plant and negatively impact the Company’s financial position overall; changes in environmental requirements relating to certain emissions; diversion of management’s attention away from other business concerns; the risks associated with the development, generally, of the Company’s overall strategic objectives; and the other risks set forth in the Company’s most recent Form 10-KSB and subsequent Forms 10-Q filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances occurring after the date of this release.
Renegy Holdings, Inc.
Investor Relations
Megan Meloni
(650) 799-7307